Exhibit 99.1

Independent Auditor’s Report

To the Board of Trustees
Physicians Realty Trust

We have audited the accompanying Statement of Revenues and Certain Direct Operating Expenses of the IMS Properties for the year ended December 31, 2014, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement of Revenues and Certain Direct Operating Expenses referred to above presents fairly, in all material respects, the revenues and certain direct operating expenses described in Note 1 to the financial statement, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in Note 1, the Statement of Revenues and Certain Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the IMS Properties’ revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP
Chicago, Illinois
November 6, 2015

IMS Properties
Statements of Revenues and Certain Direct Operating Expenses
(in thousands)

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(unaudited)
Rental Revenue	$4,869	$10,814
Expense Recoveries	2,127	4,343
Other Income	139	—
Total Revenue	7,135	15,157
Operating Expenses	(2,307)	(4,759)
Revenues in Excess of Operating Expenses	$4,828	$10,398

See accompanying notes.

IMS Properties
Notes to Statements of Revenues and Certain Direct Operating Expenses

1. Business

On August 14, 2015; August 19, 2015; and August 31, 2015; Physicians Realty Trust (the “Company”), through subsidiaries of its operating partnership, Physicians Realty L.P. (the “Operating Partnership”), closed on an agreement to acquire a portfolio of four medical office facilities located in the Phoenix, Arizona metropolitan area (collectively, the “IMS Properties”) from a third party.

The IMS Properties are leased to tenants under separate long-term operating leases for each property, where the landlord is responsible for operating expenses and the tenants reimburse the landlord for their share of operating expenses.

The accompanying statements of revenues and certain direct operating expenses have been prepared in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended (“Rule 3-14”). Accordingly, the statements are not representative of the actual operations for the periods presented as revenues and certain direct operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the properties, have been excluded. Such items include depreciation, amortization, interest expense, and income taxes. The accompanying unaudited statement of revenues and certain direct operating expenses for the six months ended June 30, 2015 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the period pursuant to the instructions to Rule 3-14.

2. Summary of Significant Accounting Policies

Use of Estimates - Preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statements and related notes. Actual results could differ from those estimates.

Revenue Recognition - Tenant leases are accounted for as operating leases. Rental income is recognized on a monthly basis at the amounts due under the terms of each lease, adjusted to reflect a straight-line impact for specified increases in rent amounts, which are included in the leases.

3. Tenant Leases

The Company assumed all of the non-cancelable operating leases with the tenants that occupy the IMS Properties. The leases are subject to fixed escalators over and through the end of the lease term. The leases have remaining lease terms expiring at various dates from 2015 through 2024 and contain extension options as specified in the lease agreements.

Future minimum annual base rents, exclusive of operating expense reimbursements and extensions, to be collected under the leases as of December 31, 2014 are as follows:

2015	$11,218,719
2016	11,034,411
2017	9,131,254
2018	7,937,179
2019	5,066,810
Thereafter	8,165,541
Total	$52,553,914

For the year ended December 31, 2014, and for the six months ended June 30, 2015, three tenants represented approximately 45% of total rental revenue. No other tenant represented more than 10% of total rental revenue.

4. Subsequent Events

Subsequent events were evaluated through November 6, 2015, the date the financial statements were available to be issued.